CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights” and “Counsel and Independent Registered Public Accounting Firm”, and to the use of our report dated February 5, 2008, which is incorporated by reference in this Registration Statement on Form N-1A of Dreyfus 100% U.S. Treasury Money Market Fund.

ERNST & YOUNG LLP

New York, New York April 25, 2008